As filed with the Securities and Exchange Commission on May 23, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WINGSTOP INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-3494862
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
15505 Wright Brothers Drive
Addison, Texas 75001
(Address of Principal Executive Offices) (Zip Code)
WINGSTOP INC. 2024 OMNIBUS INCENTIVE PLAN
(Full Title of the Plan)
Albert G. McGrath
Senior Vice President, General Counsel and Secretary
15505 Wright Brothers Drive
Addison, Texas 75001
(972) 686-6500
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Wingstop Inc. (the “Company”) to register 475,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be offered and sold under the Wingstop Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”). The number of shares of Common Stock registered on this Registration Statement does not include (a) 1,342,891 shares of Common Stock that remained available for issuance under the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) prior to May 23, 2024 (the “Effective Date”), and (b) 280,615 shares of Common Stock underlying any equity awards previously granted under the 2015 Plan as of the Effective Date that, on or after the Effective Date, are settled in cash, expire or are otherwise terminated without having been fully exercised, vested or satisfied, or repurchased, as applicable (collectively, the shares described in clauses (a) and (b) above, “Rollover Shares”). Contemporaneously with the filing of this Registration Statement, the Company is filing a Post-Effective Amendment to its Registration Statement on Form S-8 (File No. 333-205143), as filed with the Securities and Exchange Commission (the “SEC”) on June 22, 2015 (the “Prior Registration Statement”), to reflect that the Rollover Shares under the Prior Registration Statement may be issued under the 2024 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the Wingstop Inc. 2024 Omnibus Incentive Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents that the Company has previously filed with the Commission are incorporated herein by reference:
(1)The Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed with the Commission on February 21, 2024;
(2)The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2024, filed with the Commission on May 1, 2024;
(3)The Company’s Current Reports on Form 8-K filed with the Commission on February 21, 2024 and May 1, 2024; and
(4)The description of the Company’s Common Stock contained in Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2021, filed with the Commission on February 16, 2022, including any subsequent amendment or report filed for the purpose of updating the description of the Company’s Common Stock contained therein.
All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.
No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), which we refer to as Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain limitations. The Company’s Amended and Restated Certificate of Incorporation provides for such limitation of liability.

The Company’s amended and restated bylaws provide that it must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Company has entered into indemnification agreements with each of its current directors and officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, its bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

The Company maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that it may make to such directors and officers.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits listed below in the “Index to exhibits” are part of this Registration Statement on Form S-8 and are numbered in accordance with Item 601 of Regulation S-K.
Item 9. Undertakings.
(a)     The undersigned Company hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;
(2)    That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Addison, State of Texas, on May 23, 2024.

Wingstop Inc.

By:	/s/ Albert G. McGrath
Name: Albert G. McGrath
Title: Senior Vice President, General Counsel and Corporate Secretary

Power of Attorney
Each of the undersigned officers and directors of Wingstop Inc. hereby constitutes and appoints Michael J. Skipworth, Alex R. Kaleida and Albert G. McGrath and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement of Wingstop Inc. on Form S-8, and any other registration statement relating to the same offering (including any and all amendments thereto (including post-effective amendments)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Skipworth	President, Chief Executive Officer and Director	May 23, 2024
Michael J. Skipworth	(Principal Executive Officer)

/s/ Alex R. Kaleida	Chief Financial Officer	May 23, 2024
Alex R. Kaleida	(Principal Financial Officer and Principal Accounting Officer)

/s/ Lynn Crump-Caine	Chairman of the Board of Directors	May 23, 2024
Lynn Crump-Caine

/s/ Krishnan Anand	Director	May 23, 2024
Krishnan Anand

/s/ David L. Goebel	Director	May 23, 2024
David L. Goebel

/s/ Michael J. Hislop	Director	May 23, 2024
Michael J. Hislop

/s/ Kate S. Lavelle	Director	May 23, 2024
Kate S. Lavelle

/s/ Kilandigalu M. Madati	Director	May 23, 2024
Kilandigalu M. Madati

/s/ Wesley S. McDonald	Director	May 23, 2024
Wesley S. McDonald

/s/ Anna M. Smith	Director	May 23, 2024
Anna M. Smith

INDEX TO EXHIBITS

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation of Wingstop Inc., as amended through June 15, 2020, filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2020 (File No. 001-37425) on July 29, 2020 and incorporated herein by reference.

4.2
Amended and Restated Bylaws of Wingstop Inc., effective as of December 1, 2022, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-37425) on December 2, 2022 and incorporated herein by reference.

4.3
Form of Stock Certificate for Common Stock, filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-203891) on June 2, 2015 and incorporated herein by reference.

5.1*	Opinion of King & Spalding LLP

23.1*	Consent of King & Spalding LLP (included as part of Exhibit 5.1)

23.2*	Consent of KPMG LLP, independent registered public accounting firm

24.1*	Powers of Attorney (included on signature page)

99.1	Wingstop Inc. 2024 Omnibus Incentive Plan (incorporated by reference to Annex “A” of Wingstop Inc.’s Proxy Statement filed with the Commission on April 4, 2024 (File No. 001-37425)).

107.1*	Filing Fee Table

*    Filed herewith.